UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 30, 2009

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-51321	98-0430762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1250, 521-3rd Avenue SW Calgary, Alberta, Canada T2P 3T3
(Address of principal executive offices)

Registrant’s telephone number, including area code: (403) 262-4471

Copy of correspondence to:

Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mark Gustafson

On November 30, 2009, Mark Gustafson voluntarily resigned as Chief Executive Officer and a director of Triangle Petroleum Corporation (the “Company”) for personal reasons.  Mr. Gustafson also resigned as an officer and director of all the Company’s subsidiaries.  In submitting his resignation, Mr. Gustafson did not express any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Resignation of David Bradshaw

On November 30, 2009, David Bradshaw voluntarily resigned as a director of the Company for personal reasons.  Mr. Bradshaw was also a member of our audit committee. In submitting his resignation, Mr. Bradshaw did not express any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Appointment of New Directors

On November 30, 2009, the Board increased the number of directors to five, and appointed Peter Hill, F. Gardner Parker and Jonathan Samuels to serve as members of the Board to replace Messrs. Gustafson and Bradshaw and to fill the additional member created from the increase in the size of the Board, to serve until the next annual meeting of shareholders.   Information regarding the three new directors follows.

Dr. Peter Hill – Dr. Hill has over 37 years experience in the international oil and gas industry. He commenced his career in 1972 and spent 22 years in senior positions at British Petroleum including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. Dr. Hill then worked as Vice President Exploration at Ranger Oil in England (1994-95), Managing Director Exploration and Production at Deminex in Germany (1995-97), Technical Director/Chief Operating Officer at Hardy Oil & Gas (1998-2000), President & CEO at Harvest Natural Resources (2000-2005), Director/Chairman at Austral Pacific Energy (2006-2008), independent advisor to Palo Alto (2008 to present) and  Non Executive Chairman at Toreador Resources Corporation (2009 to present). Dr. Hill has a BSc Honors Geology and a PhD.

F. Gardner Parker, CPA – Mr. Parker began his career with Ernst & Young and spent the last seven of his 14 years there as a partner. He has been a Trust Manager for Camden Property Trust since 1993 and Lead Trust Manager until 2006. He has also served as a director of Carrizo Oil & Gas since 2000. Mr. Parker also serves on the boards of Hercules Offshore, Pinnacle Oil & Gas, and Sharpes Medical Compliance. He is a graduate of the University of Texas and is a CPA in Texas.

Jonathan Samuels, CFA – Mr. Samuels is an analyst at Palo Alto who is responsible for research and investment sourcing in the energy sector for a $1.3 billion hedge fund founded in 1989. He has worked for five years at California-based Palo Alto and worked for a period in Dubai with an investment firm. Mr. Samuels received his BA from the University of California and his MBA at the Wharton School.

None of the newly appointed directors are a party to or a participant in any material plan, contract or arrangement (whether or not written).  Except as disclosed herein, none of the newly appointed directors have received any grant or award under any material plan, contract or arrangement in connection with their appointment. The Board granted 1,400,000, 450,000 and 950,000 incentive stock options to Messrs. Hill, Parker and Samuels, respectively.  The options are exercisable at a price of $0.125 per share, have an expiry date of November 30, 2014 and will vest as to one-third (1/3) on each one-year anniversary date from the date of grant thereafter. This grant of stock options is subject to approval by the TSX Venture Exchange.  Except as disclosed herein, the Company and the newly appointed directors have not agreed to any compensation arrangement and the newly appointed directors are not a party to any transaction reportable under Item 404(a) of Regulation S-K.

Appointment of New Chief Executive Officer

Upon the resignation of Mr. Gustafson, the Board appointed Mr. Hill as Chief Executive Officer.  The Company has not entered into an employment agreement with Mr. Hill, however, the Board agreed to compensate Mr. Hill at a salary of $250,000 per annum.

A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1           Letter of Resignation from Mark Gustafson
99.2           Letter of Resignation from David Bradshaw
99.3           Press Release, dated December 1, 2009, issued by Triangle Petroleum Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIANGLE PETROLEUM CORPORATION

Dated: December 1, 2009	BY:	/s/ PETER HILL
Peter Hill Chief Executive Officer